Exhibit 10.02

STRICTLY CONFIDENTIAL

EXECUTION VERSION

BRIDGE TERM LOAN CREDIT AGREEMENT

DATED AS OF FEBRUARY 28, 2022

AMONG

GXO LOGISTICS, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,
and

BARCLAYS BANK PLC
as Administrative Agent

BARCLAYS BANK PLC and CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A.
as Syndication Agent

CERTAIN FINANCIAL INSTITUTIONS TO BE APPOINTED

as Co-Documentation Agents

TABLE OF CONTENTS

Section 10.07	Non-Reliance on Administrative Agent and Other Lenders	81
Section 10.08	No Other Duties, Etc.	81
Section 10.09	Administrative Agent May File Proofs of Claim	81
Section 10.10	ERISA	82
Section 10.11	Erroneous Payments	83

Article 11
Setoff

Section 11.01	Setoff	85

Article 12
Benefit of Agreement; Assignments; Participations

Section 12.01	Successors and Assigns	86
Section 12.02	Dissemination of Information	90
Section 12.03	Tax Treatment	90

Article 13
Notices

Section 13.01	Notices; Effectiveness; Electronic Communication	90

Article 14
Counterparts; Integration; Effectiveness; Electronic Execution

Section 14.01	Counterparts; Effectiveness	92
Section 14.02	Electronic Execution	93

Article 15
Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial

Section 15.01	Choice of Law	93
Section 15.02	Consent to Jurisdiction	94
Section 15.03	Waiver of Jury Trial	95
Section 15.04	U.S. Patriot Act and Beneficial Ownership Regulation Notice	95
Section 15.05	No Advisory or Fiduciary Responsibility	95
Section 15.06	Judgment Currency	96
Section 15.07	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	96

Article 16
GUARANTEE

Section 16.01	Guarantors	97
Section 16.02	Guarantee	97
Section 16.03	Guaranty Absolute	98
Section 16.04	Waivers	98
Section 16.05	Continuing Guaranty	99
Section 16.06	Release of Guarantors	99

v

EXHIBITS

Exhibit A	–	Form of Compliance Certificate
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Prepayment Notice
Exhibit D	–	Form of Promissory Note
Exhibit E	–	Form of Borrowing Notice
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Officer’s Certificate
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate

SCHEDULES

Pricing Schedule
Commitment Schedule

Schedule 6.10	–	Existing Specified Indebtedness for Borrowed Money
Schedule 13.01	–	Certain Addresses for Notices

BRIDGE TERM LOAN CREDIT AGREEMENT

This Bridge Term Loan Credit Agreement, dated as of February 28, 2022, is among GXO Logistics, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time parties hereto, the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 12.01), and Barclays Bank PLC, as Administrative Agent.

On the Closing Date, the Borrower will acquire not less than a majority of the outstanding shares of Clipper Logistics plc, a public limited company incorporated in England and Wales with registration number 03042024 (“Catalonia” and such acquisition, the “Catalonia Acquisition”), which may be effected by means of a Scheme (as defined herein) under which the Catalonia Shares (as defined herein) will be transferred and the Borrower will, directly or indirectly, become the holder of such transferred Catalonia Shares or pursuant to a public offer by, or made on behalf of, the Borrower in accordance with the Takeover Code (as defined herein) and the provisions of the Companies Act of 2006 for the Borrower to acquire, directly or indirectly, all of the Catalonia Shares by way of an Offer. To consummate the Catalonia Acquisition, the Borrower intends to, among other things, enter into the Credit Facility.

The Borrower has requested that the Lenders and the Administrative Agent enter into this Agreement to provide a 364-day term loan credit facility to the Borrower for the purposes set forth herein, and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
Definitions

Section 1.01      Certain Defined Terms. As used in this Agreement:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Borrower, (c) a merger or consolidation or any other combination by the Borrower or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary) provided that the Borrower (or a Person that succeeds to the Borrower pursuant to Section 6.09 in connection with such transaction or series of related transactions) or a Subsidiary of the Borrower (or a Person that becomes a Subsidiary of the Borrower as a result of such transaction) is the surviving entity; provided that any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Borrower or (d) the acquisition of real property by the Borrower or any of its Subsidiaries that is expected to be used in whole or in part in the normal operations of the Borrower or its Subsidiaries.

“Acquisition Debt” means any Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness for Borrowed Money of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a)(i) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness for Borrowed Money, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such Indebtedness for Borrowed Money or (b)(i) such Indebtedness for Borrowed Money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness for Borrowed Money to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness for Borrowed Money, and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness for Borrowed Money, such Indebtedness for Borrowed Money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be.

“Administrative Agent” means Barclays Bank PLC in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Advance” means a Borrowing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Arrangers, the Syndication Agent or the Co-Documentation Agents as appropriate, and “Agents” means, collectively, the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents.

“Agent Parties” is defined in Section 13.01(c).

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments of all of the Lenders at such time, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Effective Date is Seven Hundred Forty-Five Million and 00/100 Pounds Sterling (£745,000,000).

“Agreement” means this Bridge Term Loan Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means GAAP, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.04; provided, however, that notwithstanding anything contained in Section 9.07 to the contrary, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Effective Date (or any change in GAAP that occurred on or prior to the Effective Date but was not reflected in the financial statements included in the Borrower’s Form 10-K) or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Agreement Currency” is defined in Section 15.06.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Margin” means the percentage rate per annum which is applicable at such time with respect to Advances as set forth under the heading “Applicable Margin” in the Pricing Schedule.

“Applicable Time” means, with respect to any borrowings and payments in Pounds Sterling, 10:30 a.m. (New York City time).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC and Citibank, N.A., in their capacity as Joint Lead Arrangers.

“Article” means an Article of this Agreement unless another document is specifically referenced.

“Asset Sale” means the sale or other disposition of assets by the Borrower or any of its Subsidiaries outside the ordinary course of business (excluding (A) for the avoidance of doubt, the issuance of equity interests of the Borrower, (B) asset sales or other dispositions between or among the Borrower and/or its Subsidiaries, (C) sales or other dispositions of receivables in connection with factoring transactions, (D) asset sales or other dispositions in connection with any securitizations or any supply chain financing arrangements, (E) sales or dispositions of real estate and related assets (including fixtures appurtenant thereto), (F) asset sales and other dispositions, the Net Cash Proceeds of which do not exceed $50,000,000 in any single transaction or related series of transactions and (G) other asset sales and other dispositions, the Net Cash Proceeds of which do not exceed $250,000,000 in the aggregate).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, any Vice President, the Treasurer, the Assistant Treasurer, the Controller or the Secretary of the Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent, in each case acting in accordance with the terms of the signing authority granted in the Secretary or Assistant Secretary’s certificate delivered to the Administrative Agent pursuant to Section 4.01(f) (including any supplements thereto delivered to the Administrative Agent from time to time by way of an officers’ certificate jointly executed by two Authorized Officers).

“Availability Period” means the period (x) from and including the Closing Date to but excluding (y) the earlier of (A) the Longstop Time and (B) the Facility Termination Date.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark , as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is excluded pursuant to Section 3.07(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benchmark” means, initially SONIA; provided that if a Benchmark Transition Event has occurred with respect to SONIA or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.07(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (1) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Pounds Sterling-denominated syndicated credit facilities and (2) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for all purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Pounds Sterling-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the preamble hereto.

“Borrowing” means a borrowing hereunder consisting of the aggregate amount of Loans made by the Lenders on any Borrowing Date.

“Borrower Materials” is defined in Section 6.01.

“Borrowing Date” means any day (which shall be a SONIA Business Day) during the Availability Period on which an Advance is made pursuant to Section 2.01(a).

“Borrowing Notice” is defined in Section 2.08.

“Business Day” any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that notwithstanding anything contained in the definition of Agreement Accounting Principles to the contrary, unless the Borrower otherwise elects by delivery of a notice to the Administrative Agent, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Leases.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that notwithstanding anything contained in the definition of Agreement Accounting Principles to the contrary, unless the Borrower otherwise elects by delivery of a notice delivered to the Administrative Agent, all obligations under any leases of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Catalonia” is defined in the preamble hereto.

“Catalonia Acquisition” is defined in the preamble hereto.

“Catalonia Acquisition Documents” means (i) if the Catalonia Acquisition is to be effected by means of a Scheme, the Scheme Documents; or (ii) if the Catalonia Acquisition is to be effected by means of an Offer, the Offer Documents.

“Catalonia Shares” means the existing unconditionally allotted or issued and fully paid ordinary shares in the capital of Catalonia and any further ordinary shares which are unconditionally allotted or issued before the Closing Date.

“Central Bank Rate” means, the greater of (a)(i) the Bank of England’s “Bank Rate” as published by the Bank of England from time to time, plus (ii) the applicable Central Bank Rate Adjustment and (b) the Floor.

“Central Bank Rate Adjustment” means, for any day, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA Rate for the five most recent SONIA Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA Rate applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last SONIA Business Day in such period. For purposes of this definition, the Central Bank Rate shall be determined without giving effect to clause (a)(ii) of the definition thereof.

“Certain Funds Covenant” means the covenants contained in Section 6.14.

“Certain Funds Default” means a Default described in Section 7.01 (but only to the extent arising from a Certain Funds Representation); Section 7.02 (but only with respect to a Default in the payment of principal or interest) if such Default shall remain unremedied for five (5) Business Days after the occurrence thereof; Section 7.03 (but only to the extent arising from a Certain Funds Covenant) if such Default is continuing on the Closing Date or on any subsequent Borrowing Date; Section 7.05 (but solely as it relates to the Borrower), Section 7.06 (but solely as it relates to the Borrower) or Section 7.11(ii).

“Certain Funds Period” means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. (New York time) on the earliest of:

(a) if the first Rule 2.7 Announcement has not been released by then, the date that is ten (10) Business Days after the date of this Agreement;

(b) where the Catalonia Acquisition proceeds by way of a Scheme, the earliest of: (i) the date on which the Scheme lapses or is withdrawn with the consent of the Takeover Panel or by order of the Court (unless, within five (5) Business Days following such date, the Borrower has notified the Joint Lead Arrangers that it intends to launch an Offer and the Rule 2.7 Announcement for the Offer has been released) (ii) the date on which Catalonia has become a direct or indirect wholly owned subsidiary of the Borrower and all of the consideration payable under the Catalonia Acquisition in respect of the Catalonia Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Catalonia Acquisition, has in each case been paid in full; and (iii) the Longstop Time; and

(c) where the Catalonia Acquisition is to be consummated pursuant to an Offer, the earliest of (i) the date on which the Offer lapses, terminates or is withdrawn, in each case, with the consent of the Takeover Panel or a court order (unless, within five (5) Business Days following such date, the Borrower has notified the Joint Lead Arrangers that it intends to launch a Scheme and the Rule 2.7 Announcement for the Scheme has been released), (ii) the date on which Catalonia has become a direct or indirect wholly owned subsidiary of the Borrower and all of the consideration payable under the Offer in respect of the Catalonia Shares or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Catalonia Acquisition, has in each case been paid in full; and (iii) the Longstop Time, provided that a switch from a Scheme to an Offer or from an Offer to a Scheme (or, for the avoidance of doubt, any amendments to the terms and conditions of a Scheme or an Offer) shall not constitute a lapse, termination or withdrawal for the purpose of this definition.

“Certain Funds Representation” means the representations and warranties contained in Section 5.01(a), Section 5.02, Section 5.03(a)(ii), Section 5.09 and Section 5.10.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in the case of clauses (x) and (y) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50.0% of the then-outstanding shares of capital stock or equivalent interests of the Borrower the holders of which are ordinarily, in the absence of contingencies, entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis, even though the right to so vote has been suspended by the happening of such a contingency (the “Voting Stock”). Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (x) the Borrower becomes a direct or indirect wholly owned Subsidiary of another Person and (y) the shares of the Voting Stock of the Borrower outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction.

“Closing Date” means the date on which all of the conditions specified in Section 4.02 shall first be satisfied (or waived).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth on the Commitment Schedule (which schedule shall set forth each Lender’s Commitment as of the Effective Date) or in an Assignment and Assumption executed pursuant to Section 12.01, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.01 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Schedule” means the Schedule attached hereto and identified as such, identifying each Lender’s Commitment as of the Effective Date.

“Communication” is defined in Section 14.02.

“Companies Act of 2006” means the Companies Act 2006 of the United Kingdom (as amended).

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “SONIA Business Day,” the addition of a new concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the addition of conversion or continuation and notices related thereto, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Assets” means, at any date of determination, the total amount, as shown on or reflected in the most recent consolidated balance sheet of the Borrower and its subsidiaries as at the end of the Borrower’s fiscal quarter ending prior to such date, of all assets of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles (giving pro forma effect to any acquisition or disposition of Property of the Borrower or any of its subsidiaries involving the payment or receipt of consideration by the Borrower or any of its subsidiaries in excess of $400,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus

(a)          the following (without duplication) to the extent deducted in calculating such Consolidated Net Income for such period:

(i)       Consolidated Interest Charges for such period;

(ii)       the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, including, without limitation, any franchise taxes or other taxes based on income, profits or capital and all other taxes that are included in the provision for income tax line item on the consolidated income statement of the Borrower and its Subsidiaries for such period;

(iii)       depreciation and amortization expense (excluding, for avoidance of doubt, amortization of deferred commissions, capitalized costs to acquire revenue contracts or substantially equivalent items) for such period;

(iv)       any increases in deferred or unearned revenue or substantially equivalent items for such period (net of any increases in deferred costs (which deferred costs, for avoidance of doubt, do not include deferred commissions, capitalized costs to acquire revenue contracts or substantially equivalent items) for such period);

(v)       all non-cash expenses, losses or charges for such period (other than any such non-cash expenses, losses or charges that represent an accrual or reserve for future cash expenses, losses or charges or that relate to the write-down of current assets), including, without limitation, non-cash stock based employee compensation expenses for such period and non-cash expenses, losses or charges for such period in connection with (A) “goodwill impairment losses” under FASB Statement 142, (B) unrealized losses resulting from mark-to-market accounting in respect of Rate Management Transactions and (C) unrealized losses on equity investments;

(vi)       in connection with any Acquisition (including the Catalonia Acquisition but excluding any Acquisition of the type set forth in clause (d) of the definition thereof) or non-ordinary course disposition of Property, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses, in each case paid during such period in connection with such Acquisition or non-ordinary course disposition of Property and within twelve (12) months of the completion of such Acquisition or non-ordinary course disposition of Property, as applicable; provided that the amount added back to Consolidated Net Income pursuant to this clause (vi) in respect of any such costs, fees, payments and expenses paid in cash in connection with all such Acquisitions and non-ordinary course dispositions shall not exceed 15% of Consolidated EBITDA (calculated before giving effect to this clause (vi) in the aggregate for any period of four fiscal quarters of the Borrower);

(vii)       any extraordinary, unusual or non-recurring expenses, charges or losses;

(viii)       transaction, integration and restructuring fees, costs and expenses incurred in connection with the Spinoff; provided that the amounts added back pursuant to this clause (viii) in respect of any such restructuring fees, costs and expenses incurred from and after January 1, 2021 may not exceed, with respect to any period of four consecutive fiscal quarters, $25,000,000 (it being understood and agreed no such limitation shall apply to any such fees, costs and expenses incurred prior to January 1, 2021);

minus

(b)          the following (without duplication) to the extent included in calculating such Consolidated Net Income:

(i)       any extraordinary gains (less all fees and expenses related thereto);

(ii)       any decreases in deferred or unearned revenue or substantially equivalent items for such period (net of any decreases in deferred costs (which deferred costs, for avoidance of doubt, do not include deferred commissions, capitalized costs to acquire revenue contracts or substantially equivalent items) for such period); and

(iii)       all non-cash income or gains for such period including, without limitation, unrealized gains resulting from mark-to-market accounting in respect of Rate Management Transactions and unrealized gains on equity investments.

In addition, in the event that the Borrower or any of its subsidiaries, during the relevant period, consummated an acquisition (including the Catalonia Acquisition) or disposition of Property involving the payment or receipt of consideration by the Borrower or any of its subsidiaries in excess of $400,000,000, Consolidated EBITDA will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all interest, premium payments, amortization of debt discount, fees, charges and related expenses in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP plus (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries calculated on a consolidated basis, net income for that period, as determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” means, for any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person that constitute Indebtedness (other than Indebtedness of the type described in clause (v) of the definition of such term), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries, in each case, under Section 414 of the Code.

“Co-Documentation Agents” means each entity appointed as a Co-Documentation Agent by the Borrower, each in its capacity as a documentation agent for the Lenders, and not in its individual capacity as a Lender; provided that there shall be no more than two (2) Co-Documentation Agents.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means, if the Catalonia Acquisition proceeds by way of a Scheme, the meeting(s) of the holders of the Catalonia Shares or any adjournment thereof to be convened by an order of the Court and, if thought fit, approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Orders” shall mean, if the Catalonia Acquisition proceeds by way of a Scheme, the order(s) of the Court sanctioning the Scheme.

“Credit Facility” means the credit facility established pursuant to Article 2.

“Daily Simple SONIA Rate” means, for any day (a “SONIA Rate Day”), a rate per annum equal to the greater of (A) SONIA for the day (such day “i”) that is five SONIA Business Days prior to (1) if such SONIA Rate Day is a SONIA Business Day, such SONIA Rate Day or (2) if such SONIA Rate Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (B) the Floor. If by 5:00 pm (local time for SONIA) on the second SONIA Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SONIA Rate has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding SONIA Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of the Daily Simple SONIA Rate for no more than three (3) consecutive SONIA Rate Days. Any change in the Daily Simple SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Debt Issuance” means incurrence of indebtedness for borrowed money by the Borrower or any Subsidiary (excluding (i) Indebtedness owed to the Borrower or any Subsidiary, (ii) borrowings under the Existing Credit Agreement (including pursuant to any incremental facilities thereunder) or any revolving facility entered into to refinance or replace the Existing Credit Agreement, (iii) any borrowings for working capital purposes or under any letter of credit or overdraft facilities, (iv) issuances of commercial paper and refinancings thereof, (v) Indebtedness incurred in connection with the refinancing of any existing Indebtedness; provided that the maturity date for such refinanced Indebtedness is within six (6) months of the date of the incurrence of such refinancing Indebtedness; (vi) purchase money or equipment indebtedness or other capital expenditure financings incurred in the ordinary course of business, (vii) Indebtedness incurred pursuant to any supply chain financing arrangements, (viii) Indebtedness incurred under the Qualifying Term Loan Facility, (ix) Indebtedness incurred pursuant to any short-term debt programs and (x) other Indebtedness, the Net Cash Proceeds of which do not to exceed $250,000,000 in the aggregate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.21(d), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans, on the date and at the time any Advances were required to be funded hereunder (such Lender, a “Non-Funding Lender”) or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, or generally under other agreements in which it commits to extend credit, unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower to confirm in a manner satisfactory to the Administrative Agent or the Borrower, as applicable, that it will comply with its funding obligations, which request was made because of a reasonable concern by the Administrative Agent or the Borrower that such Lender may not be able to comply with its funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless such ownership or equity results in or provides such Lender with immunity from the jurisdiction of courts within the United States or any other nation or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or its government is, the subject or target of any Sanction.

“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger, amalgamation or consolidation or by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law), of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Stated Maturity Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary, a Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company.

“Duration Fee” is defined in Section 2.05.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which all of the conditions specified in Section 4.01 shall first be satisfied (or waived).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)) and any Person that is a lender under the Existing Credit Agreement on the date hereof.

“Engagement Letter” means that certain Engagement Letter, dated as of the date hereof, among the Borrower, Barclays Capital Inc. and Citigroup Global Markets Inc.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, cost of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issuance of any Equity Interests by the Borrower (excluding (i) issuances pursuant to employee stock plans, other benefit or employee incentive arrangements, retirement plans or issued as compensation to officers and/or non-employee directors, (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than Subsidiaries of the Borrower under applicable law, (iii) issuances to any Subsidiary of the Borrower, (iv) issuances as consideration for the Catalonia Acquisition or any other Acquisition or (v) other issuances, the Net Cash Proceeds of which do not exceed $500,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) the rules or regulations promulgated thereunder.

“Erroneous Payment” is defined in Section 10.11(a).

“Erroneous Payment Return Deficiency” is defined in Section 10.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent for the purchase of such currency with another currency, as published on the applicable Reuters screen page (or such other source as may be agreed upon by the Administrative Agent and the Borrower) at or about 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made. In the event that such rate does not appear on the applicable Reuters screen page (or such other source as may be agreed upon by the Administrative Agent and the Borrower), the “Exchange Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such “Exchange Rate” shall instead be the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on, with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, or (ii) that are Other Connection Taxes, (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.05(e)(ii), (c) in the case of a Lender, any U.S. federal withholding Tax that is required to be imposed on amounts payable to such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18) pursuant to the laws in force at the time such Lender becomes a party hereto (or designates a new Lending Installation), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.05(a)(i) or (ii), (d) any withholding Tax that is attributable to such Lender’s failure to comply with Section 3.05(e) and (e) any U.S. withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Borrower’s existing Credit Agreement, dated as of June 23, 2021, among the Borrower, Citibank, N.A., as administrative agent, and the lenders and other parties from time to time party thereto.

“Facility Termination Date” means the earliest of (a) 364 days following the Closing Date, provided that if such date is not a Business Day, such date shall be the immediately preceding Business Day (this clause (a), the “Stated Maturity Date”) and (b) the date of termination in whole of the Aggregate Commitment and repayment in full or acceleration of the Loans pursuant to Section 2.05(e), Section 2.07(a) and/or Section 8.01 hereof.

“FATCA” means Sections 1471-1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements, treaty or convention entered into in connection with the implementation of the foregoing and any laws, rules and regulations adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement, treaty or convention.

“Fee Letter” means that certain Fee and Syndication Letter, dated as of the date hereof, by and among the Borrower, Barclays Bank PLC and Citigroup Global Markets Inc., as the same may be amended, supplemented or otherwise modified from time to time.

“Floor” means a rate of interest equal to zero.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Foreign Pension Plan” means any defined benefit plan as described in Section 3(35) of ERISA for which the Borrower, any Subsidiary or any member of the Controlled Group is a sponsor or administrator or to which the Borrower, any Subsidiary or any member of the Controlled Group has any liability, and which (a) is maintained or contributed to for the benefit of employees of the Borrower, any of its respective Subsidiaries or any member of its Controlled Group, (b) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (c) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is not organized or established under the laws of the United States of America, any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary” hereunder.

“Foreign Subsidiary Holding Company” means a Subsidiary of the Borrower that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Fee” is defined in Section 2.05.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, subject to the Agreement Accounting Principles.

“General Meeting” means the extraordinary general meeting of the Catalonia shareholders (and any adjournment thereof) to be convened in connection with the Scheme.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means after the Effective Date, any Subsidiary of the Borrower that becomes a Guarantor pursuant to Section 16.01; provided that upon the release or discharge of any Subsidiary from its Guarantee in accordance with the terms of this Agreement, such Person shall cease to be a Guarantor; provided, further, that as of the Effective Date, there shall be no Guarantors under this Agreement or any other Loan Document.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Illegal” means a violation of Anti-Corruption Laws, the U.S. Patriot Act or any applicable Sanctions resulting solely from the Borrower’s intended use of proceeds of the Advances in violation of Anti-Corruption Laws, the U.S. Patriot Act or any applicable Sanctions, and “Illegality” shall have a corresponding meaning.

“Illegality Notice” is defined in Section 3.07(b).

“Indebtedness” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money, (ii) under or with respect to notes payable which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit and banker’s acceptances issued for the account of such Person, (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (v) for its Contingent Obligations, (vi) for its Net Mark-to-Market Exposure under Rate Management Transactions, (vii) for its Capitalized Lease Obligations, (viii) [Reserved], (ix) [Reserved] and (x) with respect to Disqualified Stock, (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person and (c) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indebtedness for Borrowed Money” of a Person means, without duplication, (a) the outstanding principal amount of indebtedness for borrowed money (whether or not evidenced by bonds, debentures, notes or similar instruments), (b) obligations for the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges and expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of the Borrower in accordance with GAAP), (c) Capitalized Lease Obligations, (d) unpaid reimbursement obligations with respect to drawn letters of credit and banker’s acceptances issued for the account of such Person (to the extent not already cash collateralized) and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above. Notwithstanding the foregoing, clause (c) shall not include any obligations of the Borrower or any Subsidiary classified as Capitalized Lease Obligations under GAAP or for other accounting purposes, but for which the Borrower and its Subsidiaries do not make and are not required to make any cash payment.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” is defined in Section 9.06(b).

“Information” is defined in Section 9.10.

“Initial Lenders” means Barclays Bank PLC and Citibank, N.A.

“Judgment Currency” is defined in Section 15.06.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, as well as any Person that becomes a “Lender” hereunder pursuant to an Assignment and Assumption.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the administrative information sheets provided to the Administrative Agent in connection herewith, or otherwise selected by such Lender or Agent pursuant to Section 2.16.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means an extension of credit by a Lender to the pursuant to Section 2.01(a).

“Loan Documents” means this Agreement, any joinder document pursuant to which a Subsidiary of the Borrower joins this Agreement as a Guarantor, any Notes issued pursuant to Section 2.13 (if requested) and each other document jointly designated as a “Loan Document” in writing by the Borrower and the Administrative Agent, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Longstop Time” means, 11:59 p.m. (New York City time) on the date that is eleven (11) months following the release of the Relevant Rule 2.7 Announcement, or, in the event that the Offer has been declared wholly unconditional in the fourteen (14) days prior to such time, 11:59 p.m. (New York City time) on the date that is fourteen (14) days after the date on which the Offer has been declared wholly unconditional (or, in each case, such later date as may be agreed by the Administrative Agent (acting with the consent of all Lenders)).

“Major Subsidiary” means any Subsidiary of the Borrower which has at any time total assets (after intercompany eliminations) exceeding 10% of Consolidated Assets.

“Material Acquisition” means any Acquisition the total consideration for which is equal to or greater than $400,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole or (b) the rights of or remedies available to the Lenders or the Administrative Agent against the Borrower under the Loan Documents, taken as a whole.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA and to which the Borrower, any Subsidiary or any member of the Controlled Group makes contributions, is obligated to make contributions or has any liability.

“Net Cash Proceeds” means:

(a)       with respect to any Asset Sale by the Borrower or any of its Domestic Subsidiaries, the excess, if any, of (i) the cash or cash equivalents received by the Borrower or its Domestic Subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or other non-cash proceeds, but only as and when so received) over (ii) the sum, without duplication, of (A) payments to retire any debt that is required to be repaid in connection therewith (other than Advances under the Credit Facility), (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale-and-leaseback transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made to the Borrower and its Subsidiaries as a result of such event to repay indebtedness for borrowed money secured by such asset, (D) taxes paid or reasonably estimated to be payable in connection with such transaction and (E) the amount of reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund adjustments in respect of the purchase price of such asset or assets or indemnification or similar contingent obligations reasonably estimated to be payable within two (2) years after the occurrence of such disposition and that are directly attributable to the occurrence of such disposition (as determined reasonably and in good faith by the Borrower); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided, further, that if the Borrower or any of its Domestic Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from a sale or other disposition of assets outside the ordinary course of business, the Borrower or its Domestic Subsidiaries may reinvest, or commit to reinvest, any portion of such proceeds in the business of the Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 12-month period following receipt of such proceeds;

(b)        with respect to the incurrence, issuance, offering or placement of indebtedness for borrowed money by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the cash or cash equivalents received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or other non-cash proceeds, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness for borrowed money that is required to be repaid in connection therewith (other than the Advances) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c)        with respect to any Equity Issuance, the excess of (i) the cash received by the Borrower in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its Subsidiaries in connection with such issuance.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Funding Lender” is defined in the definition of “Defaulting Lender.”

“Note” is defined in Section 2.13(e).

“Obligations” means all Loans, debts, liabilities, obligations, covenants and duties owing by the Borrower to any of the Agents, any Lender, the Arrangers, any affiliate of the Agents or any Lender, the Arrangers, or any indemnitee under the provisions of Section 9.06 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, for the avoidance of doubt, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Debtor Relief Law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees, and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer” means a takeover offer (as defined in Chapter 3 of Part 28 of the Companies Act of 2006) to be made by or on behalf of the Borrower in accordance with the Offer Documents to acquire the entire issued and to be issued share capital of Catalonia and, where the context admits, any subsequent revision, variation, extension or renewal of such offer.

“Offer Documents” means any Rule 2.7 Announcement relating to the Offer, the Offering Circular and any other documents to be sent by the Borrower to Catalonia’s shareholders, and otherwise made available to such persons and in the manner required by Rule 24.1 of the Takeover Code in connection with the Offer.

“Offer Effective Date” means, if the Catalonia Acquisition proceeds by way of an Offer, the date on which the Offer is declared unconditional in all respects by the Borrower.

“Offering Circular” means, if the Acquisition proceeds by way of an Offer, any public offer document issued or to be issued by the Borrower to Catalonia’s shareholders in connection with an Offer setting out the terms of the Offer (including any amendments, revisions or extensions thereof).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent’s or such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Rate” means, for any day the rate of interest per annum at which overnight deposits in Pounds Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for Pounds Sterling to major banks in such interbank market.

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means (x) initially, the three-month anniversary of the Closing Date and (y) thereafter, the date that is three months following the previous Payment Date.

“Payment Recipient” is defined in Section 10.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Refinancing” means, with respect to any Specified Indebtedness for Borrowed Money, any Specified Indebtedness for Borrowed Money issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Specified Indebtedness for Borrowed Money being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided that the principal amount thereof does not exceed the sum of (a) the principal amount of the Specified Indebtedness for Borrowed Money being Refinanced, plus (b) prepayment premiums (including tender premiums) and penalties, accrued interest, defeasance costs, and fees, costs and expenses incurred in connection therewith.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any Subsidiary or any member of the Controlled Group may have liability.

“Platform” is defined in Section 6.01.

“Pounds Sterling” and “£”means freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Pricing Schedule” means the Schedule identifying the Applicable Margin attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a portion equal to a fraction the numerator of which is such Lender’s Loans at such time and the denominator of which is the sum of the Loans at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 6.01.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Credit Facility, as determined by the Borrower in its reasonable discretion.

“Rate Management Transaction” (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, the following shall not be deemed a “Rate Management Transaction”: (i) any phantom stock or similar plan (including any stock option plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries, (ii) any stock option or warrant agreement for the purchase of equity interests of the Borrower, (iii) the purchase of equity interests or Indebtedness (including securities convertible into equity interests) of the Borrower pursuant to delayed delivery contracts or (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, controlling Persons, successors and assigns, and the directors, officers, employees, agents and advisors of the foregoing.

“Relevant Governmental Body” means the Bank of England, or a committee officially endorsed or convened by the Bank of England, or, in each case, any successor thereto.

“Relevant Rule 2.7 Announcement” means the first Rule 2.7 Announcement released in respect of the Catalonia Acquisition which will be consistent in all material respects with the draft Rule 2.7 Announcement delivered to the Administrative Agent in accordance with Section 4.01(h) (other than any amendments required by the Takeover Panel).

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means, on any date of determination, Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment on such date or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Loans on such date; provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” means $100,000,000.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Rule 2.7 Announcement” means the press announcement released by the Borrower and Catalonia to announce the firm intention on the part of the Borrower to make an offer to acquire the Catalonia Shares on the terms of the Scheme or the Offer (as applicable) in accordance with Rule 2.7 of the Takeover Code.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Pounds Sterling.

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act of 2006 between Catalonia and the holders of the Catalonia Shares in relation to the transfer of the entire issued and to be issued share capital of Catalonia (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Borrower and Catalonia) as contemplated by the Scheme Circular (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Borrower and Catalonia).

“Scheme Circular” means a document issued by or on behalf of Catalonia to shareholders of Catalonia setting out the proposals for the Scheme stating the recommendation of the Scheme to the shareholders of Catalonia by the board of directors of Catalonia including the notice of General Meeting and the Court Meeting.

“Scheme Documents” means any Rule 2.7 Announcement relating to the Scheme, the Scheme Circular together with the notices of the Court Meeting and General Meeting which accompany that Scheme Circular, the Scheme Resolutions, any other document dispatched by or on behalf of Catalonia to its shareholders in connection with the Scheme.

“Scheme Effective Date” means, if the Catalonia Acquisition proceeds by way of a Scheme, the date on which the Court Orders are duly filed with the Registrar of Companies in England and Wales and the Scheme becomes effective in accordance with English law.

“Scheme Resolutions” means, if the Catalonia Acquisition proceeds by way of a Scheme, the resolutions of Catalonia shareholders for the implementation of the Scheme referred to and substantially in the form to be set out in the Scheme Circular. “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section” means a numbered Section of this Agreement, unless another document is specifically referenced.

“SONIA” means, with respect to any SONIA Business Day, a rate per annum equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Advance” or “SONIA Loan” means and Advance or Loan which, except as otherwise provided in Section 2.11, bears interest based on the Daily Simple SONIA Rate. SONIA Advances and SONIA Loans shall be denominated in Pounds Sterling.

“SONIA Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SONIA Rate”.

“Specified Indebtedness for Borrowed Money” means (a) Indebtedness for Borrowed Money described under clause (a) of the definition of Indebtedness for Borrowed Money of any Major Subsidiary that is not a Guarantor and (b) guarantees by any Major Subsidiary that is not a Guarantor of any Indebtedness for Borrowed Money described under clause (a) of the definition thereof.

“Spinoff” means the distribution of all shares of common stock of the Borrower to the shareholders of XPO Logistics, Inc., which was consummated on August 2, 2021.

“Stated Maturity Date” is defined in the definition of “Facility Termination Date.”

“Subject Related Parties” means, with respect to any Person, such Person’s (a) controlling Persons, controlled Affiliates or subsidiaries, (b) directors, officers or employees of such Person or of any of its subsidiaries, controlled Affiliates or controlling Persons or (c) agents and advisors of such Person or of any of its subsidiaries, controlled Affiliates or controlling Persons.

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, on any date of determination, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than fifteen percent (15%) of the Consolidated Assets of the Borrower and its Subsidiaries on such date.

“Successful Syndication” has the meaning set forth in the Fee Letter.

“Syndication Agent” means Citibank, N.A., in its capacity as a syndication agent for the Lenders, and not in its individual capacity as a Lender.

“Takeover Code” means the United Kingdom City Code on Takeover and Mergers, as administered by the Takeover Panel, as may be amended from time to time.

“Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ticking Fee” is defined in Section 2.05.

“Ticking Fee Rate” means 0.125% per annum.

“Transactions” means, collectively, the transactions contemplated by the Loan Documents and the Acquisition Documents, including (a) consummation of the Catalonia Acquisition, (b) the Borrower’s incurrence, replacement, redemption, repayment, defeasance, discharge, constructive discharge or refinancing of Indebtedness (including Indebtedness of the Borrower and Catalonia and their respective Subsidiaries) in connection therewith, (c) any other financing (whether by equity and/or debt) consummated by the Borrower (including by way of the proceeds of the Credit Facility) in connection with the Catalonia Acquisition and (d) the payment of fees and expenses incurred in connection with the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single-employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“U.S. Tax Compliance Certificate” is defined in Section 3.05(e)(ii)(B)(3).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

Section 1.02       Exchange Rates, Basket Calculations.

(a)            For purposes of determining compliance with Section 6.10 and Section 6.11, no Unmatured Default or Default shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time any Specified Indebtedness for Borrowed Money or Lien, as applicable, is created or incurred.

(b)            For purposes of determining compliance with Section 6.12, the amount of Indebtedness for Borrowed Money denominated in any currency other than Dollars will be converted into Dollars based on the relevant Exchange Rate(s) in effect as of the last day of the fiscal quarter of the Borrower for which the Consolidated Leverage Ratio is calculated.

(c)            For purposes of compliance with Section 2.05(e) and Section 2.07(a), the amount of Net Cash Proceeds denominated in any currency other than Pounds Sterling will be converted to Pounds Sterling based on the relevant Exchange Rate(s) in effect as of the day on which such Net Cash Proceeds must be used to reduce the outstanding Commitments pursuant to Section 2.05(e) or the outstanding Loans pursuant to Section 2.07(a), as the case may be.

Section 1.03       Reserved.

Section 1.04       Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Article 2
The Credits

Section 2.01       Description of Facility; Commitment.

(a)            Loans. Each Lender severally and not jointly agrees, upon the satisfaction of the conditions precedent set forth in Section 4.02 and on the terms and conditions set forth in this Agreement, to make Advances to the Borrower on any Borrowing Date in Pounds Sterling in an amount not to exceed such Lender’s Commitment. The Advances shall be available in one or more draws on any Borrowing Date; provided that there shall be no more than five (5) total draws during the term of this Agreement. Advances borrowed under this Section 2.01(a) and paid or prepaid may not be reborrowed.

(b)            [Reserved].

(c)            Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.01 shall be subject to the terms and conditions of Section 2.21.

Section 2.02       Facility Termination Date. Any outstanding Loans and all other unpaid Obligations (other than contingent indemnity obligations) shall be paid in full by the Borrower on the Facility Termination Date. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

Section 2.03       [Reserved].

Section 2.04       [Reserved].

Section 2.05       Fees; Reductions in Aggregate Commitment.

(a)            Ticking Fee. The Borrower shall pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a ticking fee in Pounds Sterling (the “Ticking Fee”) at a per annum rate equal to the Ticking Fee Rate on the aggregate outstanding Commitments of each such Lender under the Credit Facility, as adjusted pursuant to Section 2.05(e) or Section 2.05(f), on each day from and including the date that is ninety (90) days after the Effective Date to and including the earlier of (i) the last day of the Availability Period and (ii) if such date has not then occurred, the date on which the Commitments hereunder have been terminated in full. Such Ticking Fee shall be payable on the earlier to occur of clauses (i) and (ii) in the immediately preceding sentence and upon each Borrowing Date with respect to the Commitments terminated in connection with the Advance made on such date; provided that no Ticking Fee shall accrue hereunder with respect to the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)            Duration Fee. The Borrower shall pay, or cause to be paid, to the Administrative Agent, for the account of the Lenders a duration fee in Pounds Sterling (the “Duration Fee”) on the aggregate amount of Loans outstanding and Commitments outstanding of each such Lender at a per annum amount equal to (i) 0.50% of the aggregate principal amount of the Loans outstanding and Commitments outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 0.75% of the aggregate principal amount of the Loans outstanding and Commitments outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.00% of the aggregate principal amount of the Loans outstanding and Commitments on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a Business Day, the next Business Day).

(c)             Funding Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders on the aggregate Loans of each such Lender, a funding fee in Pounds Sterling in an amount equal to 0.50% of the aggregate principal amount of the Loans funded on any Borrowing Date, due and payable in cash on each such Borrowing Date.

(d)            Fee Letter. The Borrower shall pay to the Administrative Agent and the Lead Arrangers for their respective accounts (or for the account of the Lenders) fees in Pounds Sterling (unless otherwise specified in the Fee Letter) in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(e)            Mandatory Termination or Reductions in Aggregate Commitment.

(i)            On each Borrowing Date, after giving effect to any Advance made to the Borrower on such date, the Commitments (excluding the Commitments of Non-Funding Lenders) shall be reduced by the principal amount of such Advance. Immediately following the end of the Availability Period, the Commitments shall be automatically reduced to zero.

(ii)            In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any of its Subsidiaries actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any committed term loan facility that has reduced the Commitments hereunder pursuant to clause (iii) below) or the Borrower or any of its Domestic Subsidiaries actually receives any Net Cash Proceeds arising from any Asset Sale, in each case during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Advances), then the Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or, as applicable, any of its Subsidiaries or Domestic Subsidiaries of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any Subsidiary or Domestic Subsidiary, of such Net Cash Proceeds from any Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received. Notwithstanding the foregoing, mandatory commitment reductions with respect to Net Cash Proceeds from Debt Issuances received by a Subsidiary that is not a Domestic Subsidiary shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower of such Net Cash Proceeds would have material adverse tax consequences or would violate applicable local law or applicable organizational documents of such Subsidiary).

(iii)            In the event that the Borrower or any of its Subsidiaries enters into any committed term loan facility for the purpose of financing the Transactions during the period commencing on the Effective Date and ending on the Closing Date (prior to the funding of any Advances), automatically upon the effectiveness of the definitive documentation for such term loan facility and receipt by the Administrative Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Loan Facility, the Commitments then outstanding shall be reduced in an amount equal to 100% of the committed amount under such Qualifying Term Loan Facility on the date of receipt by the Administrative Agent of such notice.

(iv)            The Commitment of any Non-Funding Lender shall automatically terminate on the Facility Termination Date.

(v)            The Commitments (unless previously terminated) shall automatically terminate upon the expiry of the Certain Funds Period.

All reductions of the Commitments pursuant to Section 2.05(e)(i) shall be made ratably to the Lenders’ (other than Non-Funding Lenders’) individual Commitments. All reductions of the Commitments pursuant to Section 2.05(e)(ii) and (iii) shall be made ratably to the Lenders’ individual Commitments.

(f)             Optional Termination or Reduction of the Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably (except as provided in Section 2.18) among the Lenders, in integral multiples of £3,000,000 or any whole multiple of £1,000,000 in excess thereof, by giving the Administrative Agent notice of such reduction not later than 11:00 a.m. (New York time) on any SONIA Business Day, which notice shall specify the amount of any such reduction and which notice may be conditioned upon the occurrence of one or more events specified therein.

Section 2.06       Minimum Amount of Each Advance. Each SONIA Advance shall be in the minimum amount of £5,000,000 (and in multiples of £1,000,000 if in excess thereof).

Section 2.07       Prepayments, Optional Prepayments.

(a)            Mandatory Prepayment of Loans. In the event that the Borrower actually receives any Net Cash Proceeds arising from any Equity Issuance or the Borrower or any Subsidiary actually receives any Net Cash Proceeds arising from any Debt Issuance (other than a Debt Issuance under any committed term loan facility that has reduced the Commitments hereunder pursuant to Section 2.05(e)(iii)) or the Borrower or any of its Domestic Subsidiaries actually receives any Net Cash Proceeds arising from an Asset Sale, in each case after the Closing Date (after giving effect to any Advance made to the Borrower), then the Borrower shall apply 100% of such Net Cash Proceeds (i) first, to prepay the Loans and (ii) second, if any such Net Cash Proceeds remain after giving effect to clause (i), to reduce any outstanding Commitments, in each case not later than three (3) SONIA Business Days following the receipt by the Borrower or any such Subsidiary or Domestic Subsidiary, as applicable, of such Net Cash Proceeds. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any Subsidiary or Domestic Subsidiary, of such Net Cash Proceeds from any Equity Issuance, Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Each prepayment of Advances shall be applied ratably and shall be accompanied by accrued interest and fees on the amount prepaid to the date fixed for prepayment.

Notwithstanding the foregoing, mandatory repayments with respect to Net Cash Proceeds from Debt Issuances received by a Subsidiary that is not a Domestic Subsidiary shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower of such Net Cash Proceeds would have material adverse tax consequences or would violate applicable local law or the applicable organizational documents of such Subsidiary.

(b)            Optional Termination or Reduction of Loans. The Borrower may from time to time pay, without penalty or premium, all of its outstanding SONIA Advances, or, in a minimum aggregate amount of £5,000,000 or any integral multiple of £1,000,000 in excess thereof, any portion of its outstanding SONIA Advances upon prior notice to the Administrative Agent substantially in the form of Exhibit C, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by an Authorized Officer of the Borrower stating the proposed date and aggregate principal amount of the applicable prepayments at or before 11:00 a.m. (New York time) at least three (3) SONIA Business Days’ prior to the date of such payment (or such other prior notice as the Administrative Agent may agree to). Subject to Section 2.21, each such prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders included in such Borrowing in accordance with their respective Pro Rata Share. Any notice delivered pursuant to this Section 2.07 may be conditioned upon the occurrence of one or more events specified therein.

Section 2.08       Notice of Borrowing. The Borrower shall give the Administrative Agent notice (which notice may be conditioned on the satisfaction or waiver (in accordance with Section 8.02) of the conditions set forth in Section 4.02) substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), in each case appropriately completed and signed by an Authorized Officer of the Borrower (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) three (3) SONIA Business Days’ before the Borrowing Date for each SONIA Advance. A Borrowing Notice shall specify:

(a)            the Borrowing Date, which shall be a SONIA Business Day, of such Advance,

(b)            the aggregate amount of such Advance,

(c)            [reserved],

(d)            [reserved], and

(e)            the location and number of the Borrower’s account to which proceeds of the Advance are to be disbursed.

Section 2.09       [Reserved].

Section 2.10       Interest Rates. Each SONIA Advance shall bear interest on the outstanding principal amount thereof, for each date from and including the date such Advance is made, to but excluding the date it is paid, at a rate per annum equal to the Daily Simple SONIA Rate plus the Applicable Margin.

Section 2.11       Rates Applicable After Default. During the continuance of a Default under Section 7.02 the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates and which election and notice shall not be required after a Default or Unmatured Default under Section 7.05 or 7.06), declare that interest on the overdue amount of the Loans shall be payable at a rate (after as well as before the commencement of any proceeding under any Debtor Relief Laws) equal to 2% per annum in excess of the rate otherwise payable thereon (and, with respect to any other overdue amounts, shall bear interest at a rate equal to the Central Bank Rate plus the Applicable Margin plus 2% per annum) commencing on the date of such Default and continuing until such Default is cured or waived.

Section 2.12       Method of Payment. Except as otherwise specified herein, including in Section 1.02, all payments by the Borrower of principal, interest, fees and its other Obligations shall be made in Pounds Sterling. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower not later than the Applicable Time on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

Section 2.13       Noteless Agreement; Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the extensions of credit made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            The Administrative Agent shall also maintain accounts in which it will record (A) the date and the amount of each Loan made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (C) the effective date and amount of each Assignment and Assumption delivered to and accepted by it and the parties thereto pursuant to Section 12.01, (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (E) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

(c)            The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with their terms.

(d)            [Reserved]

(e)            Any Lender may request that the Loans made or to be made by it be evidenced by a promissory note in substantially the form of Exhibit D (each, a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns). Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.01, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

Section 2.14       Interest Payment Dates; Interest and Fee Basis. Interest accrued on each SONIA Advance shall be payable in arrears on each Payment Date, on any date on which the SONIA Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date. With respect to interest on all Advances, Ticking Fees and other fees hereunder, such interest or fees shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a SONIA Business Day, such payment shall be made on the next succeeding SONIA Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

Section 2.15       Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice and prepayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Advance promptly upon determination of such interest rate. Not later than the Applicable Time, on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent’s Office. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address not later than the Applicable Time, in the case of any Loan denominated in Pounds Sterling on each Borrowing Date.

Section 2.16       Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.17       Payments Generally; Administrative Agent’s Clawback.

(a)            Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.15 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the Central Bank Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.06(c).

Section 2.18       Replacement of Lender. If any Lender requests compensation under Section 3.01 or 3.02, or if any Lender gives notice to the Borrower pursuant to Section 3.07(b), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender is a Defaulting Lender or a Declining Lender, or if a Lender fails to consent to an amendment or waiver approved by the Required Lenders as to any matter for which such Lender’s consent is needed, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            The Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable laws; and

(e)            in the case of any such assignment resulting from a failure to consent to an amendment or waiver approved by the Required Lenders, such assignee shall have consented to the relevant amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19       Sharing of Payments by Lenders. Except as otherwise specified herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share to which it is entitled pursuant hereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)            the provisions of this Section 2.19 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.19 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.20       Allocation Between Initial Lenders. Notwithstanding anything herein to the contrary, until the occurrence of a Successful Syndication, all reductions in Commitments hereunder, and all prepayments of the Loans hereunder, shall be allocated 70% to Barclays Bank PLC and 30% to Citibank, N.A. Following a Successful Syndication, such reductions and prepayments shall be made as otherwise contemplated herein.

Section 2.21       Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.02 and the definition of Required Lender.

(b)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement or the other Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Section 8.01 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.01) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied first to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders on a pro rata basis in accordance with their Pro Rata Shares; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees. The Defaulting Lender shall not be entitled to receive any Ticking Fee pursuant to Section 2.05(a), Duration Fee pursuant to Section 2.05(b) or any Funding Fee pursuant to Section 2.05(c) for any period during which that Lender is a Defaulting Lender.

(d)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, (x) at the option of the Borrower if such Lender is a Non-Funding Lender and the Closing Date has already occurred (and irrespective of whether the Certain Funds Period has already ended) and without regard to any condition precedent set forth in Article IV, make an Advance to the Borrower in an amount up to, in the Borrower’s sole discretion, the amount of any Advance that such Non-Funding Lender should have made but did not make on the Closing Date or (y) purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article 3
Yield Protection; Taxes

Section 3.01       Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(i)            imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subjects any Lender to any Tax of any kind whatsoever (except for Indemnified Taxes or Other Taxes covered by Section 3.05 and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            imposes on any Lender any other condition, cost or expense affecting this Agreement or SONIA Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SONIA Loans (or, in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 3.01 unless such Lender is generally seeking compensation from other borrowers that are similarly situated to and of similar creditworthiness with respect to its similarly affected commitments or loans under agreements with such borrowers having provisions similar to this Section 3.01.

Section 3.02       Changes in Capital Adequacy Regulations; Certificates for Reimbursement; Delay in Requests.

(a)            Changes in Capital Adequacy. If any Lender determines that any Change in Law after the date of this Agreement affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender such Lender’s holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 3.02 unless such Lender is generally seeking compensation from other borrowers that are similarly situated to and of similar creditworthiness with respect to its similarly affected commitments and/or loans under agreements with such borrowers having provisions similar to this Section 3.02.

(b)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.01 or subsection (a) of this Section 3.02 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(c)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 or Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 or Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)            Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans denominated in Pounds Sterling, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that it is generally charging such costs to similarly situated customers of similar creditworthiness of the applicable Lender under agreements having provisions similar to this Section 3.02(d) If a Lender fails to give notice thirty (30) days prior to the relevant interest payment date, such additional costs shall be due and payable thirty (30) days from receipt of such notice. For the avoidance of doubt, any amounts paid under this Section 3.02(d) shall be without duplication of adjustments in connection with any Conforming Changes.

Section 3.03       [Reserved]

Section 3.04       [Reserved].

Section 3.05       Taxes.

(a)       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Borrower or the Administrative Agent to withhold or deduct any such Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If the Borrower or the Administrative Agent shall be required by applicable law to withhold or deduct any Taxes from any payment under any Loan Document, then (A) the Borrower or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent, as applicable, to be required based upon the information and documentation it, or the applicable taxing authority, has received pursuant to subsection (e) below (for the avoidance of doubt, in the case of any such information and documentation received by an applicable taxing authority, solely to the extent the Borrower or the Administrative Agent has been provided with a copy of such information and documentation or otherwise has actual knowledge of such information and documentation and, in each case, is entitled to rely thereon), (B) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.05) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c)            Indemnification.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.05) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender \(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)            Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify (x) the Borrower and the Administrative Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of (1) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e) or (2) the failure of such Lender to comply with the provisions of Section 12.01(d) relating to the maintenance of a Participant Register and (y) the Administrative Agent against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)            Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.05, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the -Administrative Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower, the Administrative Agent or the applicable taxing authority, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made by the Borrower to such Lender, and (B) as will permit the Borrower or the Administrative Agent, as the case may be, to determine (1) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (2) if applicable, the required rate of withholding or deduction, and (3) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)            Without limiting the generality of the foregoing, if the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code,

(A)            any Lender (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)            each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is legally entitled to do so), whichever of the following is applicable:

(1)            executed originals of Internal Revenue Service Form W-8BEN or W-BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of Internal Revenue Service Form W-8ECI,

(3)            in the case of a Foreign Lender(or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender (or such other Person) is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(4)            executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, including IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner, or

(5)            executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C)            each Lender shall deliver to the Administrative Agent and the Borrower such documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA. Solely for purposes of this subclause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender and as may be reasonably necessary (including the redesignation of its Lending Installation) to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)             Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.05, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, as the case may be, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 3.06       Mitigation Obligations. If any Lender requests compensation under Section 3.01 or Section 3.02, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, or if any Lender gives a notice pursuant to Section 3.07(b), then such Lender shall use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.07(b), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.07       Replacing Other and Future Benchmarks.

(a)                Circumstances Affecting Benchmark Availability. Subject to clause (c) below, if the Administrative Agent determines that the Daily Simple SONIA Rate cannot be determined in accordance with the terms of this Agreement or the Required Lenders determine that the Daily Simple SONIA Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans and delivers written notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender, and any outstanding Advances will, so long as such circumstances remain in effect, bear interest at the Central Bank Rate plus the Applicable Margin; provided, in each case, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined then, so long as such circumstances remain in effect, the Loans shall bear interest at the Daily Simple SONIA Rate for the most recent SONIA Rate Day for which the Daily Simple Sonia Rate was determinable plus the Applicable Margin. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

(b)                Laws Affecting Benchmark Availability. If, after the date hereof, the introduction of, or any change in, any applicable law has made it unlawful or impossible, or any Governmental Authority has asserted that it is unlawful or impossible, for any of the Lenders (or any of their respective Lending Installations) to honor its obligations hereunder to make or maintain any SONIA Loan, or to determine or charge interest based upon the Benchmark, SONIA or the Daily Simple SONIA Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, any obligation of such Lender to make SONIA Loans shall be suspended, and such Loans shall instead be made at the Central Bank Rate plus the Applicable Margin. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with copy to the Administrative Agent), either, at the Borrower’s option, prepay such SONIA Loans or elect to convert all SONIA Loans of such Lender to Loans bearing interest by reference to the Central Bank Rate plus the Applicable Margin, either on the Payment Date therefor, if such Lender may lawfully continue SONIA Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SONIA Loans (and upon such election, such Loans shall be so converted). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c)                Benchmark Replacement Setting.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(ii)               Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.07(c)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.07(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.07(c).

(iv)              Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the “interest period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the “interest period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

Section 3.08       Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article 4
Conditions Precedent

Section 4.01       Effectiveness. The occurrence of the Effective Date is subject to the satisfaction (or waiver) of only the following conditions precedent:

(a)           the Administrative Agent (or its counsel) shall have received from (I) all Lenders hereunder as of the Effective Date, (II) the Administrative Agent and (III) the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)           the Borrower shall have paid all fees, costs and expenses due and payable to the Administrative Agent, for itself and on behalf of the Lenders, or its counsel on the Effective Date and (in the case of expenses) for which the Borrower has received an invoice at least three (3) Business Days prior to the Effective Date;

(c)           the Borrower shall have provided the documentation and other information about the Borrower to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act and the Beneficial Ownership Regulation, to the extent such information was reasonably requested by the Arrangers or a Lender in writing at least ten (10) Business Days prior to the Effective Date;

(d)           the Borrower shall have delivered to the Administrative Agent a customary written opinion (addressed to the Administrative Agent and the Lenders) of Wachtell, Lipton, Rosen & Katz covering customary legal matters for an unsecured bank loan financing of the type contemplated by this Agreement;

(e)           the Borrower shall have delivered to the Administrative Agent copies of the certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing for the Borrower, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(f)           the Borrower shall have delivered to the Administrative Agent copies, certified by the Secretary or Assistant Secretary of the Borrower, of the Borrower’s by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party and a certification that there have been no changes to its certificate of incorporation provided pursuant to Section 4.01(e);

(g)            [reserved];

(h)           the Borrower shall have delivered to the Administrative Agent a copy, in substantially final form and in form and substance reasonably satisfactory to Administrative Agent, of the Rule 2.7 Announcement; and

(i)           the representations and warranties set forth in Article V shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects) as of the Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall have been true and correct in all respects) on and as of such earlier date.

Any written notice from the Administrative Agent to the Borrower of the satisfaction of the foregoing conditions shall be conclusive evidence thereof.

Section 4.02       Borrowings. The occurrence of the Closing Date and the obligation of each Lender to make an Advance on the Closing Date or on any Borrowing Date thereafter, is subject to the satisfaction (or waiver) of only the following conditions precedent:

(a)            the Effective Date shall have occurred;

(b)            no Certain Funds Default has occurred and is continuing;

(c)            the Borrower shall have paid all fees due and payable as of such Borrowing Date to the Administrative Agent, for itself and on behalf of the Lenders, pursuant to this Agreement and the Fee Letter (which fees, for the avoidance of doubt, at the option of the Borrower, may be netted against any Advance made on the Closing Date or such Borrowing Date, as applicable);

(d)            the Borrower shall have delivered a Borrowing Notice;

(e)            as to any Lender’s obligation to make an Advance on the Closing Date or on any Borrowing Date thereafter, it has not, since the date on which such Lender first became a party hereto, become Illegal for such Lender to make, or to allow to remain outstanding, that Advance; provided that such Lender has notified the Borrower promptly upon becoming aware of the relevant issue, and provided further that such Illegality alone will not excuse any other Lender from participating in the relevant Advance and will not in any way affect the obligations of another Lender; and

(f)            on the Closing Date, the Borrower shall have delivered to the Administrative Agent an officer’s certificate, substantially in the form attached hereto as Exhibit G, dated as of the Closing Date, signed by an Authorized Officer of the Borrower, certifying that on the Closing Date,

(i)            In the case of a Scheme:

(A)             the Scheme Effective Date has occurred; and

(B)             the Catalonia Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, and to any other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders that are effected without the prior written consent of the Joint Lead Arrangers, provided that no consent of the Joint Lead Arrangers shall be required (a) if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Rules), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court), (b) to any waiver of a condition to the Scheme where such waiver does not relate to a condition which the Borrower reasonably considers that it would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Scheme not to proceed, to lapse or to be withdrawn, (c) to any increase or decrease in the equity consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition, (d) to any increase or decrease of the cash consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition by an amount of less than 10% of the total consideration to be paid or payable by the Borrower in connection with the Catalonia Acquisition or (e) to any increase of the cash consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition by an amount of more than 10% of the total consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition; provided that such excess above 10% is funded by way of the proceeds of one or more equity issuances by the Borrower; or

(ii)            In the case of an Offer:

(A)             the Offer Effective Date has occurred; and

(B)             the purchase by or on behalf of the Borrower of more than 50% of the Catalonia Shares shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Relevant Rule 2.7 Announcement, after giving effect to any modifications, amendments, consents or waivers thereof or thereto, or other changes, other than those modifications, amendments, consents or waivers or changes that are materially adverse to the interests of the Lenders that are effected without the prior written consent of the Joint Lead Arrangers, provided that no consent of the Joint Lead Arrangers shall be required (a) if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Rules (including, for the avoidance of doubt, Rule 13.5(a) of the Takeover Code)), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court), (b) to any waiver of a condition to the Scheme where such waiver does not relate to a condition which the Borrower reasonably considers that it would be entitled in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Scheme not to proceed, to lapse or to be withdrawn, (c) to any increase or decrease in the equity consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition, (d) to any increase or decrease of the cash consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition by an amount of less than 10% of the total consideration to be paid or payable by the Borrower in connection with the Catalonia Acquisition or (e) to any increase of the cash consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition by an amount of more than 10% of the total consideration payable or to be paid by the Borrower in connection with the Catalonia Acquisition; provided that such excess above 10% is funded by way of the proceeds of one or more equity issuances by the Borrower.

Section 4.03       Availability. During the Certain Funds Period, and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenant (excluding, for the avoidance of doubt, the Certain Funds Covenant for the purposes of Section 4.02(b)), (iii) any provision to the contrary in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments under the Credit Facility, (2) take any action or exercise any right to rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents, related notes, related fee letter or otherwise it may have to the extent to do so would directly or indirectly prevent, limit or delay the making of its Advance, (3) refuse to participate in making its Advance; provided that the applicable conditions precedent to the making of the Advance set forth in Section 4.02 have been satisfied, (4) take any steps to seek any repayment or prepayment of any Advance made hereunder in any way to the extent to do so would prevent or limit the making of an Advance during the Certain Funds Period or (5) exercise any right of set-off or counterclaim in respect of its Advance to the extent to do so would prevent, limit or delay the making of its Advance. Notwithstanding anything to the contrary herein, (A) the rights and remedies of the Lenders and the Administrative Agent in respect of the making of an Advance on a Borrowing Date shall not be limited in the event that any applicable condition precedent set forth in Section 4.02 is not satisfied on such Borrowing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Article 5
Representations and Warranties

The Borrower represents and warrants as follows to each Lender and the Agents as of the Effective Date, the Closing Date and each subsequent Borrowing Date (it being understood that the conditions to the Effective Date, the Closing Date and each Borrowing Date are solely those set out in Sections 4.01 and 4.02, as applicable):

Section 5.01       Existence and Standing. The Borrower (a) is a corporation, partnership, limited liability company or other entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.02       Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03       No Conflict; Government Consent.

(a)            Neither the execution and delivery by the Borrower of the Loan Documents, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (ii) the Borrower’s bylaws or certificate of incorporation, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, except in the case of clauses (i) and (iii) where such violation would not reasonably be expected to have a Material Adverse Effect.

(b)            No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Loan Documents, the payment and performance by the Borrower of its Obligations or the legality, validity, binding effect or enforceability of the Loan Documents.

Section 5.04       Financial Statements. The audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2021 heretofore delivered to the Arrangers and the Lenders, copies of which are included in the Borrower’s Annual Report on Form 10-K as filed with the SEC (a) were prepared in accordance with GAAP (except as otherwise expressly noted therein), (b) fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the period then ended (subject, in the case of unaudited quarterly reports, to the absence of footnotes and to normal year-end audit adjustments) and (c) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required under Agreement Accounting Principles to be reflected thereon.

Section 5.05       Material Adverse Effect. As of the Effective Date, except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC or any Current Report on Form 8-K filed by the Borrower with the SEC after the date of such Form 10-K and on or prior to the Effective Date (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements), since December 31, 2021, there has been no material adverse effect on the financial condition, results of operations, business or Property of the Borrower and its Subsidiaries taken as a whole.

Section 5.06       Solvency. (i) The Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in their ordinary course; (ii) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course; (iii) the Borrower and its Subsidiaries on a consolidated basis are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged; (iv) the fair value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis; and (v) the present fair salable value of the property and assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts as they become absolute and matured. In computing the amount of contingent liabilities for purposes of this Section 5.06, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability, and all in accordance with GAAP.

Section 5.07       Litigation. As of the Effective Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which has not been disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC or any Current Report on Form 8-K filed by the Borrower with the SEC after the date of such Form 10-K and on or prior to the Effective Date (a) that would reasonably be expected to have a Material Adverse Effect or (b) which seeks to prevent, enjoin or delay the making of any Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

Section 5.08       Disclosure. All written information (to the knowledge of the Borrower with respect to Catalonia and its subsidiaries) other than financial projections and other forward-looking information and information of a general economic or industry nature (as used in this Section 5.08, the “Information”) provided on or prior to the Effective Date by the Borrower or on behalf of the Borrower by its representatives to the Agents or the Lenders in connection with the negotiation and syndication of and entry into this Agreement does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, when taken as a whole, not materially misleading when taken as a whole and in light of the circumstances under which such statements were made (giving effect to any supplements then or theretofore furnished).

Section 5.09       Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulation U or Regulation X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes not more than twenty-five percent (25%) of the value of those assets of the Borrower which are subject to any limitation on sale or pledge, or any other restriction hereunder.

Section 5.10       Investment Company Act. The Borrower is not an “investment company”, a company “controlled by” an “investment company” or a company required to register as an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

Section 5.11       OFAC, FCPA. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director or officer thereof, is an individual or entity that is (a) the subject or target of any Sanctions or in violation of applicable Anti-Corruption Laws, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury or (c) located, organized or resident in a Designated Jurisdiction.

Section 5.12       Taxes. Each of Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.13       Affected Financial Institution. The Borrower is not an Affected Financial Institution.

Article 6
Covenants

From Effective Date (with respect to the Certain Funds Covenant and the covenants set forth in Sections 6.04, 6.05, 6.09, 6.10, 6.11 and 6.13 only) and otherwise from the Closing Date (after the making of any Advance made to the Borrower on such date), so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied:

Section 6.01       Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent for the Administrative Agent’s distribution to the Lenders:

(a)            As soon as available, but in any event on or prior to the 90th day after the close of each of its fiscal years (commencing with the first fiscal year of the Borrower ending after the Closing Date), a consolidated balance sheet as of the end of such period, related statements of operations, comprehensive income (loss), changes in equity and cash flows prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, together with an audit report certified by independent certified public accountants of recognized standing, whose opinion shall not be qualified as to the scope of the audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern.

(b)            As soon as available, but in any event on or prior to the 45th day after the close of the first three quarterly periods of each of its fiscal years (commencing with the first such fiscal quarter of the Borrower ending after the Closing Date), for itself and its Subsidiaries, a consolidated (or, at the Borrower’s option and to the extent filed (or to be filed) with the SEC in its quarterly report on Form 10-Q, condensed consolidated) unaudited balance sheet as at the close of each such period and consolidated unaudited statements of operations, comprehensive income (loss) and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, chief accounting officer or treasurer.

(c)            Together with the financial statements required under Sections 6.01(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with the financial covenant set forth in Section 6.12 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, it being understood and agreed that in the event the Borrower delivers a notice to the Administrative Agent pursuant to the proviso to the definition of “Agreement Accounting Principles”, “Capitalized Leases” and/or “Capitalized Lease Obligations”, the Borrower shall deliver an additional calculation of compliance with the financial covenant set forth in Section 6.12 demonstrating that notwithstanding GAAP in effect at such time, the Borrower has complied with Section 6.12 under GAAP (i) as in effect and applied immediately before such change in GAAP (in the case of such a notice under “Agreement Accounting Principles”) or (ii) as it relates to operating leases, as in effect on January 31, 2018 (in the case of such a notice under “Capitalized Leases” or “Capitalized Lease Obligations”), which shall satisfy the Borrower’s obligation to furnish a calculation of compliance in this Section 6.01(c); provided that in no event shall the Borrower be required to furnish the Administrative Agent with more than one version of financial statements pursuant to Section 6.01(a) or Section 6.01(b) prepared in accordance with different versions of GAAP as a result of any such notice.

(d)            Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.01 which the Borrower or any of its Subsidiaries files with the SEC.

(e)            Such other information with respect to the business, condition or operations, financial or otherwise, and Properties of the Borrower and its Subsidiaries as the Administrative Agent, including at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or such other website with respect to which the Borrower may from time to time notify the Administrative Agent and to which the Lenders have access; or (ii) on which such documents are posted on the Borrower’s behalf by the Administrative Agent on DebtDomain, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or filed electronically through EDGAR and available on the Internet at www.sec.gov. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.02       Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Advances to finance the Transactions. The Borrower shall use the proceeds of the Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and Regulation X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 6.03       Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

Section 6.04       Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, except as otherwise permitted by Section 6.09, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other entity in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than valid existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05       Compliance with Laws. The Borrower will, and will cause each of its Major Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), except to the extent such noncompliance would not have a Material Adverse Effect.

Section 6.06       Inspection; Keeping of Books and Records. Subject to applicable law and third party confidentiality agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent, during the continuance of a Default or Unmatured Default, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with their respective officers at such reasonable times and intervals as the Administrative Agent may designate but in all events upon reasonable prior notice to the Borrower. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

Section 6.07       OFAC, FCPA. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.08       Maintenance of Material Property and Insurance. The Borrower will, and will cause each of the Major Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with reputable insurance companies, insurance, or maintain a self-insurance program, in such amounts and against such risks as are in accordance with normal industry practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.09       Merger.

(a)            The Borrower will not (x) merge into or consolidate with any other Person, (y) effect a Disposition to any other Person (other than the Borrower or its Subsidiaries) or (z) liquidate or dissolve, unless (i) the Person formed by such consolidation or into which the Borrower is merged or to whom such Disposition is made shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, the Borrower’s obligations for the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed; and (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing.

(b)            Upon any consolidation by the Borrower with, merger by the Borrower into or Disposition by the Borrower to any other Person (other than the Borrower or its Subsidiaries), the successor Person formed by such consolidation, into which the Borrower is merged or to whom such Disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

(c)            For the avoidance of doubt, the only merger or consolidation as to which Section 6.09(a)(x) shall apply shall be a merger or consolidation in which the Borrower is not the surviving Person.

Section 6.10       Non-Guarantor Subsidiary Indebtedness. The Borrower will not permit any Major Subsidiary which is not a Guarantor to create, incur, assume or suffer to exist any Specified Indebtedness for Borrowed Money, except:

(a)            Specified Indebtedness for Borrowed Money pursuant to any Loan Document.

(b)            (i) Specified Indebtedness for Borrowed Money existing on the Effective Date and, to the extent any such Specified Indebtedness for Borrowed Money exceeds $25,000,000 in principal amount, set forth on Schedule 6.10 and (ii) any Permitted Refinancing of any Specified Indebtedness for Borrowed Money specified in clause (i).

(c)            Specified Indebtedness for Borrowed Money owed to the Borrower or any other Subsidiary.

(d)            (i) Specified Indebtedness for Borrowed Money of a Person existing at the time such Person is acquired by or merged into or consolidated with the Borrower or any Subsidiary, at the time such Person (including, for the avoidance of doubt, Catalonia and its Subsidiaries) first becomes a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the Properties or assets of a Person to the Borrower or any Subsidiary; provided, that, such Specified Indebtedness for Borrowed Money was not incurred in anticipation of such acquisition, consolidation, sale, lease or other disposition; and (ii) any Permitted Refinancing of any Specified Indebtedness for Borrowed Money specified in clause (i).

(e)            (i) other Specified Indebtedness for Borrowed Money; provided, that at the time of creation, incurrence or assumption of any such Specified Indebtedness for Borrowed Money, the sum (without duplication) of (A) the aggregate outstanding principal amount of Specified Indebtedness for Borrowed Money created, incurred or assumed pursuant to this clause (e) and (B) the aggregate outstanding principal amount of Indebtedness for Borrowed Money that is secured by a Lien pursuant to Section 6.11(i), does not exceed 10% of Consolidated Assets at such time and (ii) any Permitted Refinancing of any Specified Indebtedness for Borrowed Money specified in clause (i).

(f)             (i) Specified Indebtedness for Borrowed Money incurred to finance the payment of all or any part of the cost of acquisition, construction, development or improvement of any fixed or capital assets; provided, that, the commitment of the creditor to provide such Indebtedness for Borrowed Money shall have been obtained not later than 12 months after the completion of the acquisition, construction, development or improvement of such assets; and (ii) any Permitted Refinancing of any Specified Indebtedness for Borrowed Money specified in clause (i).

(g)            guarantees of any Specified Indebtedness for Borrowed Money of any non-Guarantor Subsidiary that is otherwise permitted under this Section 6.10.

Section 6.11       Liens. The Borrower will not, and will not permit any Major Subsidiary to, create or suffer to exist any Lien in or on any of its Property, in each case to secure or provide for the payment of any Indebtedness for Borrowed Money, except:

(a)            precautionary Liens provided by the Borrower or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by the Borrower or any Major Subsidiary which transaction is determined by the Board of Directors of the Borrower or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States.

(b)            Liens existing on the Closing Date securing Indebtedness for Borrowed Money.

(c)            usual and customary deposits in favor of lessors and similar deposits in the ordinary course of business.

(d)            Liens existing on Property of any Person acquired by the Borrower or any Major Subsidiary (which may include Property previously leased by the Borrower or any of its Subsidiaries and leasehold interests on such Property, provided that the lease terminates prior to or upon the acquisition), other than any such Lien or security interest created in contemplation of such acquisition (and the replacement, extension or renewal thereof upon or in the same Property).

(e)            Liens on Property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary, at the time such Person (including, for the avoidance of doubt, Catalonia and its Subsidiaries) first becomes a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the Properties or assets of a Person to the Borrower or any Subsidiary; provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease or other disposition.

(f)             Liens in favor of the Borrower or any of its Subsidiaries.

(g)            Liens on fixed or capital assets (including real property) to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such assets, or to secure Indebtedness for Borrowed Money incurred to provide funds for any such purpose; provided, that, (i) the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the completion of the acquisition, construction, development or improvement of such assets, (ii) at the time of creation thereof, the aggregate outstanding principal amount of any such Indebtedness for Borrowed Money secured by such Lien does not exceed the greater of (x) $200,000,000 and (y) 3% of Consolidated Assets at such time, and (iii) such Lien shall not apply to any other Property of the Borrower or any Subsidiary, except for accessions and improvements to such fixed or capital assets covered by such Lien and the proceeds and products thereof.

(h)            Liens on cash and securities (and deposit and securities accounts) securing reimbursement obligations in respect of letters of credit and banker’s acceptances issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business.

(i)             Liens securing Indebtedness for Borrowed Money; provided, that, at the time of incurrence of any such Indebtedness for Borrowed Money, the sum (without duplication) of (A) the aggregate outstanding principal amount of Indebtedness for Borrowed Money secured pursuant to this clause (i) and (B) the aggregate outstanding principal amount of Specified Indebtedness for Borrowed Money created, incurred or assumed pursuant to Section 6.10(e), does not exceed 10% of Consolidated Assets at such time.

(j)             any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens (or Indebtedness for Borrowed Money secured by Liens) referred to in clauses (a) through (i) and (k), inclusive, provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on and accessions to such Property), and (ii) the Indebtedness for Borrowed Money secured by such Lien at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness for Borrowed Money being refinanced)).

(k)            Liens created in substitution of any Liens permitted by clauses (a) through (j), inclusive, provided that, (i) based on a good faith determination of a senior officer of the Borrower, the property encumbered by such substitute or replacement Lien is substantially similar in nature to the property encumbered by the otherwise permitted Lien that is being replaced, and (ii) the Indebtedness for Borrowed Money secured by such Lien at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Indebtedness for Borrowed Money being refinanced)).

If a Subsidiary incurs a Lien in or on any of its Property to secure or provide for the payment of any Indebtedness for Borrowed Money at the time that it is not a Major Subsidiary, the incurrence and existence of such Lien shall not be prohibited or restricted by, and shall not reduce availability under any clause of, this Section 6.11 upon such Subsidiary subsequently becoming a Major Subsidiary unless such Lien was incurred in contemplation of such Subsidiary becoming a Major Subsidiary.

Section 6.12       Financial Covenant.

(a)            As of the last day of each fiscal quarter of the Borrower commencing on the last day of the first full fiscal quarter ending after the Closing Date, the Consolidated Leverage Ratio shall not be greater than 3.50:1.00; provided that at the election of the Borrower, exercised by written notice delivered by the Borrower to the Administrative Agent at any time prior to the date that is thirty (30) days following consummation of any Material Acquisition (including, at the election of the Borrower, the Catalonia Acquisition) by the Borrower or any Subsidiary, such maximum Consolidated Leverage Ratio shall be increased to 4.25 to 1.00; provided, further, that such increase (x) shall not be effective prior to the consummation of such Material Acquisition, (y) shall only apply for a period of four full fiscal quarters after the consummation of such Material Acquisition and (z) the Consolidated Leverage Ratio of the Borrower shall not exceed 3.50 to 1.00 for more than five consecutive fiscal quarters.

(b)            At any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt), including this Credit Facility and any other Acquisition Debt incurred in connection with the Catalonia Acquisition, shall be excluded from the definition of Consolidated Leverage Ratio.

Section 6.13       OFAC, FCPA. Neither the Borrower nor any of its Subsidiaries will directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any Advance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject or target of Sanctions in each case of this clause (b) in violation of applicable Sanctions or (c) in any other manner that will result in a violation of Sanctions applicable to any party hereto.

Section 6.14       Conduct of Scheme and/or Offer.

(a)            In its pursuit of the consummation of the Catalonia Acquisition, the Borrower shall comply at all times from the date hereof until the date of the consummation of the Catalonia Acquisition in all material respects with the Takeover Code (subject to any waiver or dispensation of any kind granted by the Takeover Panel).

(b)            From the date hereof until the date of the consummation of the Catalonia Acquisition, the Borrower shall not take any steps in its pursuit of the consummation of the Catalonia Acquisition as a result of which the Borrower or any of its Subsidiaries is obliged to make a mandatory offer with respect to Catalonia under Rule 9 of the Takeover Code.

Article 7
Defaults

The occurrence of any one or more of the following events following the Effective Date shall constitute a Default:

Section 7.01       Breach of Representations or Warranties. Any representation or warranty made by the Borrower to the Lenders or the Administrative Agent under this Agreement, or any certificate or information delivered in connection with this Agreement, shall be false in any material respect when made or deemed made.

Section 7.02       Failure to Make Payments When Due. Nonpayment of (a) principal of any Loan when due, or (b) interest upon any Loan, any Ticking Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

Section 7.03       Breach of Covenants. The breach by the Borrower of (a) any of the terms or provisions of Section 6.03, 6.09, 6.10, 6.11, 6.12 or 6.14 or (b) any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days after the Borrower knows of the occurrence thereof.

Section 7.04       Cross Default.

(a)            The Borrower or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness for Borrowed Money which is outstanding in a principal amount of at least the Requisite Amount in the aggregate (but excluding indebtedness arising hereunder) of the Borrower or such Major Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders.

(b)            Any Indebtedness for Borrowed Money of the Borrower or any Major Subsidiary which is outstanding in a principal amount of at least the Requisite Amount in the aggregate shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness for Borrowed Money shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by the Borrower or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Indebtedness for Borrowed Money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Borrowed Money unless adequate provision for the payment of such Indebtedness for Borrowed Money has been made in form and substance satisfactory to the Required Lenders.

(c)            The Borrower or any of its Major Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.

Section 7.05       Voluntary Bankruptcy; Appointment of Receiver; Etc. The Borrower or any of its Major Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.05, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.06.

Section 7.06       Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Borrower or any of its Major Subsidiaries, a receiver, trustee, custodian, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Major Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.05(d) shall be instituted against the Borrower or any of its Major Subsidiaries, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, in each case, for a period of sixty (60) consecutive days.

Section 7.07       Judgments. The Borrower or any of its Major Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third party insurance and as to which the insurer has not disclaimed coverage) in excess of the Requisite Amount in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

Section 7.08       Unfunded Liabilities. (i) The aggregate Unfunded Liabilities of all Plans would reasonably be expected to result in a Material Adverse Effect pursuant to clause (a) of the definition thereof; (ii) the present value of the unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans in the aggregate would reasonably be expected to result in a Material Adverse Effect pursuant to clause (a) of the definition thereof; or (iii) any Reportable Event shall occur in connection with any Plan and such Reportable Event would reasonably be expected to result in a Material Adverse Effect pursuant to clause (a) of the definition thereof.

Section 7.09       Change of Control. A Change of Control shall have occurred.

Section 7.10       Other ERISA Liabilities. The Borrower, any Subsidiary, or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any Subsidiary, or any other member of the Controlled Group as withdrawal liability or contributions (determined as of the date of such notification), would reasonably be expected to result in a Material Adverse Effect pursuant to clause (a) of the definition thereof.

Section 7.11       Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or (ii) the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document, in each case of this clause (ii), for any reason other than as expressly permitted hereunder or thereunder.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentations or other Unmatured Default which arises with respect to Catalonia or its Subsidiaries will not be deemed a breach of a covenant, misrepresentation or an Unmatured Default or Default (other than, with respect to Certain Funds Defaults, for the purpose of Section 4.02(b)), as the case may be, if:

(a)            it is capable of remedy and reasonable steps are being taken to remedy it;

(b)            the circumstances giving rise to it have not knowingly been procured or approved by the Borrower; and

(c)            it does not have a material adverse effect on the financial condition or the consolidated results of operations of the Borrower and its Subsidiaries (including Catalonia and its Subsidiaries) taken as a whole, such that the Borrower and its Subsidiaries (including Catalonia and its Subsidiaries) taken as a whole would be unable to perform the payment obligations under this Agreement.

If the relevant circumstances are continuing on or after the Clean-Up Date and such circumstances would otherwise constitute a breach of covenant, misrepresentation or Unmatured Default or Default, there shall be a breach of covenant, misrepresentation or Unmatured Default or Default, as the case may be, on account of such circumstance, notwithstanding this paragraph.

Article 8
Acceleration, Waivers, Amendments and Remedies

Section 8.01       Acceleration, Etc. If any Default described in Section 7.05 or 7.06 (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default) occurs, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations of the Borrower shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs (but prior to the expiration of the Certain Funds Period, solely with respect to a Certain Funds Default), the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend (in whole or in part) the obligations of the Lenders to make Loans hereunder and declare the Obligations of the Borrower to be due and payable (in whole or in part), whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives . Promptly upon any acceleration of the Obligations, the Administrative Agent will provide the Borrower with notice of such acceleration.

If, within thirty (30) days after acceleration of the maturity of the Obligations of the Borrower or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.05 or 7.06) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02       Amendments. Subject to the provisions of this Article 8 and Section 3.07 and except as otherwise expressly set forth herein, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into (with notice to the Administrative Agent, if the Administrative Agent is not acting with the consent in writing of the Required Lenders) agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a)            Extend the final maturity of any Loan of any Lender or forgive all or any portion of the principal amount thereof payable to any Lender, or reduce the rate, reduce the amount or extend the scheduled time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) payable to any Lender, without the consent of each Lender affected thereby.

(b)            Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend Section 2.19 or the definition of “Pro Rata Share”, without the consent of all Lenders affected thereby.

(c)            Extend the Facility Termination Date as it applies to any Lender or otherwise extend the term or increase the amount of the Commitment of any Lender hereunder without the consent of each Lender affected thereby.

(d)            Permit the Borrower to assign its rights or obligations under this Agreement except as provided in Section 6.09 without the consent of all Lenders.

(e)            Amend this Section 8.02 without the consent of all Lenders.

(f)             Amend Section 2.20 or the definition of “Initial Lenders” without the consent of the Initial Lenders.

Notwithstanding the foregoing, (x) no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent; (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (z) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of documents executed by the Borrower or any Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such related documents to be consistent with this Agreement and the other Loan Documents).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (it being specifically understood and agreed that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.03       Preservation of Rights. No delay or omission of the Lenders or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.02, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

Article 9
General Provisions

Section 9.01       Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender regardless of any investigation made by the Administrative Agent and any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than any contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied.

Section 9.02       Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation; provided that, in the event of any limitation or prohibition on any Lender’s ability to extend credit to the Borrower, (x) any such Lender shall use commercially reasonable efforts to make its extensions of credit through an Affiliate or alternate lending office of such Lender not subject to the respective legal restriction, solely to the extent that such designation of an Affiliate or alternate lending office will not, in the good faith judgment of such Lender, otherwise be disadvantageous to, or otherwise increase the costs of, such Lender and (y) the occurrence of such event with respect any such Lender shall not relieve any other Lender of its obligations to extend credit under this Agreement.

Section 9.03       Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04       Entire Agreement. The Loan Documents, together with the Fee Letter, embody the entire agreement and understanding among the Borrower, the Agents, the Lenders party thereto and supersede all prior agreements and understandings among the Borrower, the Agents and the Lenders, as applicable, relating to the subject matter thereof.

Section 9.05       Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.06, 9.09 and 10.07 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06       Expenses; Indemnification.

(a)            Costs and Expenses. The Borrower shall reimburse from time to time on demand (i) all reasonable and documented out-of-pocket fees and expenses incurred by, without duplication, the Administrative Agent, the Arrangers and their respective Affiliates (in the case of fees, disbursements and other charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers and the Lenders (taken together) and, if reasonably necessary, of one local counsel in any relevant jurisdiction) incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to such parties, taken together (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected parties, taken together)) in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section 9.06, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each of their respective Affiliates, controlling Persons, successors and assigns and their respective officers, directors, employees, agents and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and will reimburse each Indemnitee as the same are incurred for), any and all losses, claims, damages, liabilities and expenses (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to all Indemnitees, taken together (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected Indemnitees, taken together)) that may be incurred by or awarded against any Indemnitee, in each case arising out of or in connection with (i) the Credit Facility, (ii) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.05), (iii) any Loan or the use or proposed use of the proceeds, (iv) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or its Subject Related Parties, (y) a material breach by such Indemnitee or any of its Subject Related Parties of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a dispute solely among two or more Indemnitees not arising from any act or omission of the Borrower or its Subsidiaries hereunder (other than claims against an Indemnitee in its capacity or as a result of fulfilling its role as an Agent, Arranger or similar role under any of the Loan Documents). This Section 9.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 9.06(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equityholders or creditors or any other third party or an Indemnitee, whether or not an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 9.06 or the Borrower for any reason fails to indefeasibly pay or cause to be paid any amount required under subsection (b) of this Section 9.06, in each case, to be paid to the Administrative Agent (or any sub-agent thereof), any Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.17(c).

(d)            Waiver of Consequential Damages, Limitation of Liability. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (it being agreed that the Borrower’s indemnity and contribution obligations set forth in this Section 9.06 shall apply in respect of any special, indirect, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party unaffiliated with the Indemnitee). None of the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each of their respective Affiliates, controlling Persons, successors and assigns and their respective officers, directors, employees, agents and advisors (each such Person being called a “Protected Party”) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Protected Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Protected Party or its Subject Related Parties or a material breach of such Protected Party’s or its Subject Related Parties’ obligations hereunder or under any other Loan Document, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section 9.06 shall be payable not later than ten (10) Business Days after written demand therefor.

(f)             Survival. The agreements in this Section 9.06 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07       Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with the Agreement Accounting Principles.

Section 9.08       Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09       Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arrangers or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agents, the Arrangers or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 9.10       Confidentiality. Each of the Administrative Agent, each other Agent and the Lenders agrees to use all Information received by them solely for the purposes of providing the services that are the subject of this Agreement and to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, trustees, advisors and agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), in which case such Administrative Agent, other Agent or Lender, as applicable, agrees to the extent reasonably practicable and not prohibited by applicable law, rule, regulation or order, to inform the Borrower promptly of the disclosure thereof, (c) to the extent required by applicable laws, rules or regulations or by any subpoena or order or similar legal process (in which case such Administrative Agent, other Agent or Lender, as applicable, agrees to the extent not prohibited by applicable law, rule, regulation or order, to inform the Borrower promptly of the disclosure thereof), (d) in connection with performing the services set forth herein and consummating the transactions contemplated hereby, to any prospective Lender or participant subject to the such prospective Lender or participant agreeing to confidentiality arrangements (for the benefit of the Borrower) no less favorable to the Borrower than those set forth in this Section 9.10, (e) to potential counterparties to any swap or derivative transaction, subject to the confidentiality agreements in favor of the Borrower no less favorable to the Borrower than this paragraph, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) with the prior written consent of the Borrower, (h) in connection with obtaining CUSIP numbers, (i) as and to the extent set forth in Section 12.02, (j) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section 9.10 or (y) becomes available to such Administrative Agent, other Agent or Lender, as applicable, from a source other than the Borrower (or the Borrower’s representatives) that is not, such Person’s knowledge, subject to confidentiality or fiduciary obligations owing to the Borrower or any of the Borrower’s Subsidiaries, (k) to any other party hereto and (l) to any rating agency on a confidential basis in connection with rating the Borrower or the credit facility evidenced by this Agreement. Notwithstanding the foregoing, the Administrative Agent shall not be required to provide notice of any Lender by any governmental agency or examiner or regulatory body with jurisdiction over any Lender.

In addition, on a confidential basis, the Administrative Agent and each Lender may disclose the existence and terms of this Agreement (including, without limitation, the Aggregate Commitment, the nature of the facility as a bridge credit facility, the use of proceeds provisions herein and the principal amount outstanding at a given time), and the identity of the parties hereto (including titles and participants) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 9.10, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses in connection with the transactions contemplated hereby.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, Catalonia or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 9.11       Nonreliance. Each of the Lenders hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

Section 9.12       Disclosure. The Borrower and each Lender hereby acknowledge and agree that the Administrative Agent, Arrangers and/or their respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Article 10
The Administrative Agent

Section 10.01   Appointment and Authority. Each of the Lenders hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 (other than Section 10.06 below) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as provided in Section 10.06 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02   Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 10.04   Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 8) or (ii) in the absence of (A) its and its Subject Related Parties’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment and (B) material breach by the Administrative Agent and its Subject Related Parties of the Administrative Agent’s obligations pursuant to the terms of the Loan Documents as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.05   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct (or breached its material obligations under the Loan Documents) in the selection of such sub-agents.

Section 10.06   Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (such date, or the date, if earlier, upon which a successor is appointed, the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, subject to, so long as no Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 9.06 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any agency capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 10.07   Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08   No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 10.09   Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 3.07(b) and 9.06) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 3.07(b) and 9.06.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10   ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.11   Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but for the avoidance of doubt excluding the Borrower and its Subsidiaries, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in Same Day Funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in Same Day Funds at the greater of the Central Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it or a Payment Recipient on its behalf receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of obtaining knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.11(b).

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent from any Payment Recipient for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any of its Subsidiaries, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by the Administrative Agent from the Borrower or any of its Subsidiaries for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article 11
Setoff

Section 11.01   Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, subject to Section 4.03, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations of the Borrower then owing to such Lender to the extent the Obligations shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Article 12

Benefit of Agreement; Assignments; Participations

Section 12.01   Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and, so long as no Default under Section 7.02, 7.05 or 7.06 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            (i) prior to the expiration of the Certain Funds Period, the prior written consent of the Borrower (in its sole discretion) shall be required; and (ii) after the expiration of the Certain Funds Period, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless, in respect of this clause (ii) only, such assignment is to a Lender or an Affiliate of a Lender or a Default under Section 7.02, Section 7.05 or Section 7.06 has occurred and is continuing; provided that no assignment shall result in any Lender, together with its Affiliates, holding more than 30% of the Aggregate Commitments at any time without the prior written consent of the Borrower (excluding, for the avoidance of doubt, the Initial Lenders); and

(B)            the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)             No Assignment to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)            No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

(viii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.05, 3.07(b) and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)            Participations. Any Lender may at any time, without the prior written consent of the Borrower or Administrative Agent, sell participations to any Person (other than a natural person, Defaulting Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 8.02 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.05 or 3.07(b)to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.05 or 3.07(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.05 unless such Participant agrees to comply with Section 3.05 as though it were a Lender (it being understood that the documentation required under Section 3.05(e) shall be delivered to the Lender who sells the participation).

(f)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.02   Dissemination of Information. The Borrower authorizes each of the Lenders to disclose to any Participant and any prospective Participant any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by the Borrower pursuant to Section 6.01; provided that each Participant and prospective Participant agrees to be bound by Section 9.10 of this Agreement or other provisions at least as restrictive as Section 9.10 including making the acknowledgments set forth therein (in each case for the benefit of the Borrower).

Section 12.03   Tax Treatment. If any interest in any Loan Document is transferred to any Participant which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Participant, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(e).

Article 13
Notices

Section 13.01   Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number set forth on Schedule 13.01; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or breach of its material obligations under any Loan Document by, such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower so long as such notices appear on their face to be authentic even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Article 14
Counterparts; Integration; Effectiveness; Electronic Execution

Section 14.01   Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02   Electronic Execution. The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Notices, waivers and consents) (each, a “Communication”) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the authorization under this Section 14.02 may include, without limitation, use or acceptance by the Borrower, the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Borrower, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Article 15
Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial

Section 15.01   Choice of Law. THE LOAN DOCUMENTS AND OBLIGATIONS OF THE PARTIES THEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 15.02   Consent to Jurisdiction. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY SUBMITS TO JURISDICTION OF ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, OF ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY THE BORROWER, DIRECTLY OR INDIRECTLY, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.

EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY AGREES FURTHER THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13.01 AND AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 15.03   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.04   U.S. Patriot Act and Beneficial Ownership Regulation Notice. Each Lender that is subject to the U.S. Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax forms of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the U.S. Patriot Act and Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act and Beneficial Ownership Regulation.

Section 15.05   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees and covenants that it will not make any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.06   Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 15.07   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Article 16
GUARANTEE

Section 16.01   Guarantors(i). Any time after the Effective Date, the Borrower may cause any Subsidiary of the Borrower to guarantee the Obligations of the Borrower under the Loan Documents by delivering to the Administrative Agent customary joinder documentation reasonably acceptable to the Administrative Agent, and pursuant to which such Person shall become a “Guarantor” for all purposes under this Agreement and each other Loan Document and shall be bound by all of the obligations of and shall have all of the rights of a “Guarantor” under this Agreement and each other Loan Document including, without limitation, providing the guarantee of the Guaranteed Obligations as set forth in this Article 16.

Section 16.02   Guarantee(i). Upon becoming a Guarantor pursuant to Section 16.01, each Guarantor, on a joint and several basis, unconditionally guarantees (the undertaking of each Guarantor contained in this Article 16 being a “Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations, collectively, being the “Guaranteed Obligations”). Each Guarantee is a guaranty of payment and not of collection. Upon becoming a Guarantor pursuant to Section 16.01 each Guarantor agrees that, as between each Guarantor and the Administrative Agent, the Guaranteed Obligations may be declared to be due and payable for purposes of its Guarantee notwithstanding any stay (including any stay imposed by the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding), injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Obligations shall immediately become due and payable by the Guarantors for purposes of its Guarantee. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall, without further action by any Guarantor or any other Person, be automatically limited and reduced to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder invalid and unenforceable or otherwise subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any similar federal or state law (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act) or subordinated to the claims of other creditors as determined in such proceeding.

Section 16.03   Guaranty Absolute. Upon becoming a Guarantor pursuant to Section 16.01, each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of each Guarantor under its Guarantee shall be absolute and unconditional irrespective of:

(a)               any lack of validity, enforceability or genuineness of any provision of any Loan Document, any Guaranteed Obligations or any other agreement or instrument relating thereto;

(b)               any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)               any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)               any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(e)               any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or the Borrower.

Each Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 16.04   Waivers(i).

(a)               Upon becoming a Guarantor pursuant to Section 16.01, each Guarantor waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and its Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)               Upon becoming a Guarantor pursuant to Section 16.01, each Guarantor irrevocably waives any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the obligations of any Guarantor under its Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations and all other amounts payable under such Guarantor’s Guarantee and the Facility Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under such Guarantor’s Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and such Guarantor’s Guarantee, or to be held as collateral for any Guaranteed Obligations or other amounts payable under the Guarantee thereafter arising. Upon becoming a Guarantor pursuant to Section 16.01, each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and its Guarantee and that the waiver set forth in this Section 16.04(b) is knowingly made in contemplation of such benefits.

Section 16.05   Continuing Guaranty(i). Each Guarantee is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Guaranteed Obligations (including any and all Guaranteed Obligations which remain outstanding after the Facility Termination Date) and all other amounts payable under its Guarantee, (ii) be binding upon each Guarantor and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

Section 16.06   Release of Guarantors(i).

(a)            If (i) in compliance with the terms and provisions of this Agreement, any Guarantor ceases to constitute a Subsidiary of the Borrower or (ii) after giving effect to the release of any Guarantor, there is no Default under this Agreement, then such Guarantor shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement or any other Loan Document, including the Guarantee set forth in this Article 16, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(b)            At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are reasonably necessary to acknowledge any such release in accordance with this Section 16.06, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by an Authorized Officer of the Borrower, certifying as to satisfaction of one of the requirements set forth in clause (a) above.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GXO LOGISTICS, INC.

/s/ Baris Oran
Name:	Baris Oran
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	BARCLAYS BANK PLC as the Administrative Agent, Arranger and a Lender

By:	/s/ Sam Yoo

Name:	Sam Yoo
Title:	Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender, Syndication Agent and Arranger

By:	/s/ Richard Rivera

Name:	Richard Rivera
Title:	Vice President

[Signature Page to Credit Agreement]

PRICING SCHEDULE
TO BRIDGE TERM LOAN CREDIT AGREEMENT

APPLICABLE MARGIN

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Public Debt Rating	≥ A- and A-	BBB+ and BBB+	BBB and BBB	BBB- and BBB-	≤ BB+ and BB+
Applicable Margin (from and including the Closing Date to but excluding the three-month anniversary of the Closing Date)	0.875%	1.000%	1.125%	1.250%	1.750%
Applicable Margin (from and including the three-month anniversary of the Closing Date to but excluding the six-month anniversary of the Closing Date)	1.125%	1.250%	1.375%	1.500%	2.000%
Applicable Margin (from and including the six-month anniversary of the Closing Date to but excluding the nine-month anniversary of the Closing Date)	1.375%	1.500%	1.625%	1.750%	2.250%
Applicable Margin (from and after the nine-month anniversary of the Closing Date)	1.625%	1.750%	1.875%	2.000%	2.500%

For the purpose of the foregoing charts, (a) if only one of S&P and Fitch shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available Public Debt Rating; (b) if neither S&P nor Fitch shall have in effect a Public Debt Rating, the Applicable Margin shall be set in accordance with Pricing Level V until such time as either S&P or Fitch shall have in effect a Public Debt Rating; (c) if the Public Debt Ratings established by S&P and Fitch shall fall within different levels, the Applicable Margin shall be based upon the higher of such Public Debt Ratings, except that in the event that the lower of such Public Debt Ratings is more than one level below the higher of such Public Debt Ratings, the Applicable Margin shall be based upon the level immediately below the higher of such Public Debt Ratings; (d) if any Public Debt Rating established by either S&P or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if either S&P or Fitch shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Ratings announced by S&P or Fitch, as the case may be, shall refer to the then equivalent rating by S&P or Fitch, as the case may be.

COMMITMENT SCHEDULE

COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share of Aggregate Commitment
Barclays Bank PLC	£484,250,000	65.0000%
Citibank, N.A.	£260,750,000	35.0000%
TOTAL	£745,000,000	100.0000%

Schedule 6.10

EXISTING SPECIFIED INDEBTEDNESS FOR BORROWED MONEY

None.

Schedule 13.01

CERTAIN ADDRESSES FOR NOTICES

1.   Address of the Borrower:

GXO Logistics, Inc.

Two American Lane

Greenwich, CT 06831

Attention: Baris Oran

2.   Address for the Administrative Agent:

Barclays Bank PLC
Address:	745 Seventh Avenue
New York, NY 10019
Attention:	Ismael Tigua
Email:	ismael.tiguajr@barclays.com; 12145455230@tls.ldsprod.com

Escalation Contact: Sarah Wright
Email:	sarah.e.wright@barclays.com
Tel:	1 (302) 286-2217